THE DREYFUS/LAUREL FUNDS TRUST

AMENDMENT NO. 10 TO THE SECOND AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned, Vice President of The Dreyfus/Laurel Funds Trust (the "Trust"), does hereby certify to the Secretary of State of the Commonwealth of Massachusetts that, pursuant to Article VII, Section 7.3 of the Trust's Second Amended and Restated Declaration of Trust dated December 9, 1992, as amended (the "Trust Instrument"), the following changes to the Trust Instrument were duly adopted by at least a majority of the Trustees of the Trust at a meeting held on July 24, 2008 at which meeting a quorum was present and acting throughout:

Pursuant to the authority expressly vested in the Trustees of the Trust by Article IV, Section 4.1 of the Trust Instrument, the Trustees approved changing the names of the following series of the Trust as set forth below, effective as of December 1, 2008, or such other date as the appropriate officers of the Trust shall determine:

Old Name	New Name
Dreyfus Premier Core Value Fund	Dreyfus Core Value Fund
Dreyfus Premier Equity Income Fund	Dreyfus Equity Income Fund
Dreyfus Premier Global Equity Income Fund	Dreyfus Global Equity Income Fund
Dreyfus Premier International Bond Fund	Dreyfus International Bond Fund
Dreyfus Premier Limited Term High Yield Fund	Dreyfus Limited Term High Yield Fund
Dreyfus Premier 130/30 Growth Fund	Dreyfus 130/30 Growth Fund
Dreyfus Premier Emerging Markets Debt Local Currency Fund	Dreyfus Emerging Markets Debt Local Currency Fund

Jeff Prusnofsky, Vice President

Dated: December 1, 2008

NY 71723922v1

STATE OF NEW YORK)
: ss.:
COUNTY OF NEW YORK)

On this 1st day of December, 2008, before me personally came Jeff Prusnofsky, to me known, and known to me to be the person described in and who executed the foregoing instrument, and who duly acknowledged to me that he had executed the same.

Loretta Johnston
Notary Public

LORETTA JOHNSTON
Notary Public, State of New York
No. 01JO6082008
Qualified in Bronx County
Commission Expires 7/14/2011

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

December 08, 2008 5:23 PM

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth